                                                         File No. 33-
                                                         File No. 811-

                       UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549

                         FORM N-8A

              NOTIFICATION OF REGISTRATION
          FILED PURSUANT TO SECTION 8(a) OF THE
              INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: New Covenant Funds

Address of Principal Business Office:       200 East Twelfth Street, Suite B
                                            Jeffersonville, IN  47130

Telephone Number including Area Code:       (502) 569-5977

Name and Address of Agent for Service:      Nancy H. Strapp, President
                                            200 East Twelfth Street
                                            Suite B
                                            Jeffersonville, IN  47130

                                            COPIES TO:
                                            Sandra L. Adams
                                            First Data Investor Services Group
                                            3200 Horizon Drive, P.O. Box 61503
                                            King of Prussia, PA 19406-0903

Check Appropriate Box:
     Registrant is filing a Registration Statement pursuant to
     Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

     YES  X         NO
         ---           ---

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Jeffersonville and State of Indiana on the 30th day of September, 1998.


                                            New Covenant Funds

                                       By: /s/ Nancy H. Strapp*
                                           Nancy H. Strapp, President